Exhibit 99.1

Party City Receives Continued Listing Standard Notice from the NYSE

ELMSFORD, N.Y., April 14, 2020 - Party City Holdco Inc. (the “Company” or “PRTY”; NYSE:PRTY) today announced that it received notification from the New York Stock Exchange (“NYSE”) on April 9, 2020 that the Company is no longer in compliance with NYSE continued listing criteria that requires listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

Under NYSE’s rules, the Company has a period of six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement. In order to regain compliance, on the last trading day of any calendar month during the cure period, the Company’s shares of common stock, $0.01 par value per share (the “Common Stock”), must have (i) a closing price of at least $1.00 per share and (ii) an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of such month.

The Company’s Common Stock will continue to be listed and traded on the NYSE during this period, subject to its compliance with other NYSE continued listing requirements. The Common Stock will continue to trade under the symbol “PRTY” but will have an added designation of “.BC” to indicate the status of the Common Stock as “below compliance” with the NYSE continued listing standards. The “.BC” indicator will be removed at such time as the Company regains compliance.

The NYSE notification does not affect Party City’s business operations or its Securities and Exchange Commission reporting requirements, nor does it conflict with or cause an event of default under the Company’s material debt or other agreements.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 875 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name www.partycity.com.

Contacts

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser

203-682-8200

PartyCityPR@partycity.com